Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:	FOR IMMEDIATE RELEASE
Greg M. Burnett	June 30, 2005
Chief Financial Officer

Telephone: (770) 394-6000
Fax: (770) 551-5914

ROBERTS REALTY INVESTORS, INC.
ACQUIRES 14.5 ACRES OF INVESTMENT PROPERTY

ATLANTA, GA – Roberts Realty Investors, Inc. (AMEX:RPI) announces that it purchased 14.5 acres of investment property zoned for 217 residential units in the North Atlanta submarket of Alpharetta, Georgia. The property was acquired for $3.3 million from Roberts Properties Peachtree Dunwoody, LLC, which is owned and controlled by Mr. Charles S. Roberts, the President and CEO of Roberts Realty. The property is located between Haynes Bridge Road and Mansell Road within a 220-acre master planned development known as Westside. The property is adjacent to a 29.5-acre parcel of undeveloped land that Roberts Realty purchased from Cousins Properties Incorporated in December 2004. The acquisition also includes a right of first refusal from Cousins Properties to acquire an adjacent seven-acre parcel of land zoned for 105 residential units. The acquisition is part of a Section 1031 tax-deferred exchange using a portion of the proceeds from the May sale of the company’s Ballantyne Place community, located in Charlotte, North Carolina.

The seller had previously purchased the property from Cousins Properties on March 25, 2005. Roberts Realty’s purchase price was equal to the seller’s purchase price of $3,269,000 (including closing costs), plus its carrying costs of $44,000 during the period it owned the land. The land is adjacent to another parcel of undeveloped land that Roberts Realty purchased from Cousins Properties in December 2004.

Mr. Charles S. Roberts, the company’s founder and CEO, stated: “The property is located on Westside Parkway, directly across from Georgia 400 from the North Point Mall and Office Park and is adjacent to 29.5 acres of investment property we acquired in December of 2004. Westside is a new upscale mixed-use development which will be comprised of condominiums, office space, retail, university education, retirement housing and a possible MARTA station. In addition, Westside will include Encore Park for the Arts, a 27-acre arts complex including a performing arts center and a 12,000-seat amphitheater. We are excited about increasing our investment in Westside and being a part of the affluent community of Alpharetta.”

Roberts Realty currently has 868 units in various phases of development, consisting of 220 apartment homes on Northridge Parkway, 292 apartment homes on Peachtree Parkway, and 236 apartment homes and 120 condominiums on Peachtree Dunwoody Road, all in metropolitan Atlanta. The company has experienced negative operating cash flow as a result of selling seven appreciated communities totaling 1,479 units in 2003 and 2004 while making distributions to shareholders of $5.05 per share. Roberts Realty expects the negative operating cash flow to continue through the end of 2006 and until its new communities are constructed and leased. As a result, the company does not intend to pay distributions to shareholders in 2005 or 2006.

Roberts Realty Investors, Inc. invests in multi-family residential and retail properties in Atlanta and South Florida as a self-administered, self-managed equity real estate investment trust.

This press release contains forward-looking statements within the meaning of the securities laws. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company’s actual results could differ materially from those anticipated in the forward-looking statements. Certain factors that might cause such a difference include, but are not limited to, the following: the company may not be able to accomplish its plans to develop apartments and condominiums; market and economic conditions being unfavorable for the development of residential space; increased competition; construction risks; the lack of construction and permanent debt financing, or the availability of such financing on unfavorable terms, as and when such financing is required; the Westside development may not ultimately be developed as planned; and Roberts Realty may be required to make distributions to maintain its status as a REIT for federal income tax purposes. For more information about other risks and uncertainties Roberts Realty faces, please see the section in Roberts Realty’s most recent quarterly report on Form 10-Q entitled Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Disclosure Regarding Forward-Looking Statements.